Exhibit 99.1

N E W S   R E L E A S E

Contact:	Mark Haushill
Vice President and Chief Financial Officer (210) 321-8400

ARGONAUT GROUP, INC. ANNOUNCES 2003 FOURTH QUARTER AND FULL YEAR RESULTS

Book Value Per Share Increased 16 Percent for the Year,

Underwriting Profit for Quarter

SAN ANTONIO (Feb. 3, 2004)—Argonaut Group, Inc. (NASDAQ: AGII) today announced financial results for the three months and full year ended December 31, 2003.

Highlights for the 2003 fourth quarter and full year include the following:

•	Argonaut Group’s continuing business segments during the fourth quarter produced a combined ratio of 96.7 percent, marking the second consecutive quarter that the continuing business segments have reported an underwriting profit;

•	Earned premiums for the fourth quarter and full year were up 28.4 percent and 48.7 percent, respectively, over the same periods in 2002;

•	Total revenue was $160.6 million during the fourth quarter of 2003, compared to $137.8 million for the same period in 2002;

•	Cash flow generated from operations during the fourth quarter and full year totaled $54.9 million and $184.7 million, respectively; and

•	Book value increased 16 percent to $17.65 per share at December 31, 2003 from $15.17 per share at December 31, 2002 on a fully diluted basis.

The Company’s continuing business segments produced a GAAP combined ratio of 96.7 percent for the 2003 fourth quarter versus 110.2 percent for the same three-month period in 2002. All units of Argonaut Group demonstrated improvement in their combined ratios for the fourth quarter and full year versus 2002. For the year, the continuing business segments produced a GAAP combined ratio of 101.9 percent compared to 108.7 percent for the year ended December 31, 2002.

During the fourth quarter, Argonaut Group completed a follow-on public equity offering of 5.4 million shares of common stock, including exercise of the underwriters’ over-allotment option, yielding total net proceeds of $79.9 million after deducting the underwriting discounts and commissions and offering expenses. The Company will use the majority of these proceeds to support the capital levels and growth of its insurance subsidiaries.

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

Argonaut Group President and Chief Executive Officer Mark E. Watson III said, “We are very pleased with Argonaut Group’s progress and overall performance during 2003. Our continuing improvement can be attributed to our team’s dedication to business fundamentals, underwriting discipline and superior customer service. All of this positions our Company to continue focusing on the business we are underwriting today.”

FINANCIAL RESULTS

For the fourth quarter, Argonaut Group reported net income after tax of $31.0 million or $1.10 per diluted common share, compared to a net loss of $105.3 million or $4.88 per diluted common share during the same period in 2002. The current quarter includes $20.9 million of net income as a result of a reduction in the deferred tax asset valuation allowance. The prior year period included reserve strengthening of $52.8 million related to asbestos in the run-off lines segment combined with the establishment of a valuation allowance of $71.9 million related to the deferred tax asset.

Fourth quarter operating income, another meaningful measure of Argonaut’s performance, was $13.4 million, compared to an operating loss of $58.7 million for the same period in 2002. The Company’s continuing segments in the aggregate produced operating income of $17.8 million while the run-off segment incurred an operating loss of $2.5 million. Operating income includes corporate and other expenses, which during the fourth quarter totaled $1.9 million. The net of the segments’ operating income (loss) and corporate and other expenses produced operating income of $13.4 million for the quarter. Operating income (loss) differs from net income (loss) under accounting principles generally accepted in the United States (GAAP) in that operating income excludes a tax benefit of $16.2 million and net realized investment gains of $1.4 million for the quarter. Operating income (loss) does not replace net income (loss) as the GAAP measure of company results of operations.

Total revenue for the quarter was $160.6 million, compared to $137.8 million for the same period in 2002, or a 16.5 percent increase. Earned premium was $145.7 million compared to $113.5 million for the comparable quarter in 2002, or a 28.4 percent increase. Total revenue includes realized gains on the sales of investments, which were $1.4 million and $11.4 million, respectively, for the fourth quarters of 2003 and 2002.

The income tax benefit for the quarter was $16.2 million, which includes the $20.9 million reduction in the deferred tax asset valuation allowance. The Company expects that it will ultimately realize the deferred tax asset in the future and regularly evaluates the deferred tax asset valuation allowance.

For the year ended December 31, 2003, the Company reported net income of $109.0 million or $4.40 per diluted common share, compared to a net loss of $87.0 million or $4.04 per diluted common share for the prior year. During 2003, total revenue was $730.0 million compared to $457.9 million for the year ended December 31, 2002, or a 59.4 percent increase. Earned premium was $562.8 million compared to $378.4 million during 2002, or a 48.7 percent increase. Total revenue includes realized gains on sales of investments which were $113.6 million and $26.6 million, respectively, for the years ended 2003 and 2002.

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

Comprehensive income was $34.4 million for the fourth quarter of 2003 compared to a loss of $103.1 million for the same period of 2002. For the year ended December 31, 2003, comprehensive income was $89.2 million compared to a net loss of $107.8 million in 2002. The improvement in both periods of 2003 was primarily due to higher net income. Net income for the year ended 2003 includes realized gains arising from sales of real estate assets of $57.7 million.

SEGMENT RESULTS

Specialty Excess & Surplus Lines (E&S)—For the fourth quarter of 2003, gross written premiums for the E&S segment were $99.9 million, generating operating income of $10.5 million, compared to gross written premiums of $84.2 million and operating income of $6.5 million for the same period in 2002. The GAAP combined ratio for the fourth quarter of 2003 was 91.6 percent versus 93.1 percent for the same period in 2002. For the year ended December 31, 2003, gross written premiums for the E&S segment were $384.5 million, generating operating income of $41.1 million and a GAAP combined ratio of 91.1 percent. This compares favorably to the year ended December 31, 2002 with gross written premiums of $257.9 million, generating operating income of $18.5 million and a GAAP combined ratio of 94.7 percent.

Risk Management—For the fourth quarter of 2003, gross written premiums for the Risk Management segment were $46.1 million, generating operating income of $2.2 million, compared to gross written premiums of $40.2 million and an operating loss of $7.7 million for the same period in 2002. The GAAP combined ratio for the fourth quarter of 2003 was 116.1 percent versus 153.0 percent for the same period in 2002. For the year ended December 31, 2003, gross written premiums for the Risk Management segment were $197.4 million, generating an operating loss of $11.7 million and a GAAP combined ratio of 131.8 percent. For the year ended December 31, 2002, gross written premiums were $201.9 million, generating an operating loss of $6.0 million and a GAAP combined ratio of 134.2 percent. The decrease in operating income was primarily the result of reduced investment income.

Specialty Commercial Lines—For the fourth quarter of 2003, gross written premiums for the Specialty Commercial segment were $34.1 million, generating operating income of $4.3 million, compared to gross written premiums of $33.4 million and operating income of $3.0 million for the same period in 2002. The GAAP combined ratio for the fourth quarter of 2003 was 94.2 percent versus 99.0 percent for the same period in 2002. For the year ended December 31, 2003, gross written premiums for the Specialty Commercial segment were $143.9 million, generating operating income of $10.2 million and a GAAP combined ratio of 99.5 percent. For the year ended December 31, 2002, gross written premiums were $128.5 million, generating operating income of $10.5 million and a GAAP combined ratio of 99.7 percent.

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

Public Entity—For the fourth quarter of 2003, gross written premiums for the Public Entity segment were $14.6 million, generating operating income of $0.8 million, compared to gross written premiums of $15.0 million and operating income of $0.3 million for the same period in 2002. The GAAP combined ratio for the fourth quarter of 2003 was 95.5 percent versus 96.2 percent for the same period in 2002. For the year ended December 31, 2003, gross written premiums for the Public Entity segment were $62.5 million, generating operating income of $2.5 million and a GAAP combined ratio of 94.9 percent. This compares favorably to the year ended December 31, 2002 with gross written premiums of $33.8 million, generating operating income of $0.3 million, and a GAAP combined ratio of 102.3 percent.

Run-Off Lines—For the fourth quarter of 2003, the Run-Off segment incurred an operating loss of $2.5 million compared to an operating loss of $60.1 million for the same period in 2002. For the year ended December 31, 2003, this segment incurred an operating loss of $12.7 million compared to an operating loss of $67.9 million for the same period in 2002. The 2003 fourth quarter and yearly operating losses were primarily a result of decreases to reinsurance balances recoverable.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company’s public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

ABOUT ARGONAUT GROUP, INC.

Headquartered in San Antonio, Texas, Argonaut Group, Inc. (NASDAQ: AGII) is a national underwriter of specialty insurance products in niche areas of the property & casualty market. Argonaut Group’s assets totaled approximately $2.8 billion at December 31, 2003. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers’ business and risk management strategies. Collectively, Colony Insurance, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.

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(financials follow)

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

ARGONAUT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	December 31,
	2003	2002
Assets
Total investments	$1,553.2	$1,181.3
Cash and cash equivalents	75.6	77.4
Accrued investment income	14.6	13.0
Receivables	781.1	691.7
Goodwill	105.7	105.7
Other assets	236.3	139.8

Total assets	$2,766.5	$2,208.9

Liabilities and Shareholders’ Equity
Reserves for losses and loss adjustment expenses	$1,480.8	$1,281.6
Unearned premiums	353.3	284.9
Other liabilities	393.2	314.7

Total liabilities	2,227.3	1,881.2
Total shareholders’ equity	539.2	327.7

Total liabilities and shareholders’ equity	$2,766.5	$2,208.9

Book value per common share—basic	$19.54	$15.17

Book value per common share—diluted**	$17.65	$15.17

**	Book value per common share—diluted, includes the impact of the Series A Mandatory Convertible

Preferred Stock on an as if converted basis.

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

All Segments

Financial Highlights

(in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Gross Written Premiums	$194.7	$172.8	$788.3	$622.1
Net Written Premiums	143.2	135.1	592.5	484.0

Earned Premiums	145.7	113.5	562.8	378.4
Net Investment Income	13.5	12.9	53.6	52.9
Gains on Sales of Investments	1.4	11.4	113.6	26.6

Total Revenue	160.6	137.8	730.0	457.9

Losses and Loss Adjustment Expenses	100.9	139.5	395.3	334.6
Underwriting, Acquisition and Insurance Expenses	42.5	45.6	191.0	144.4
Interest and Other Expenses	2.4	—	8.4	—

Total Expenses	145.8	185.1	594.7	479.0

Income (Loss) Before Tax	14.8	(47.3)	135.3	(21.1)
Income Tax Provision (Benefit)	4.7	(13.9)	49.1	(6.0)
Change in Deferred Tax Valuation Allowance	(20.9)	71.9	(22.8)	71.9

Net Income (Loss)	$31.0	$(105.3)	$109.0	$(87.0)

Net Income (Loss):
From Operations	$13.4	$(58.7)	$21.7	$(47.7)
From Sale of Investments	1.4	11.4	113.6	26.6

Income (Loss) Before Taxes	14.8	(47.3)	135.3	(21.1)
Income Tax Provision (Benefit)	(16.2)	58.0	26.3	65.9

Total Net Income (Loss):	$31.0	$(105.3)	$109.0	$(87.0)

Net Income (Loss) per Common Share (Basic):	$1.21	$(4.88)	$4.76	$(4.04)

Net Income (Loss) per Common Share (Diluted):	$1.10	$(4.88)	$4.40	$(4.04)

Weighted Average Common Shares (000’s):
Basic	25,234.1	21,584.2	22,520.7	21,570.3

Diluted	28,283.7	21,584.2	24,790.9	21,570.3

ARGONAUT GROUP, INC.

2003 Fourth Quarter Financial Results

ARGONAUT GROUP, INC.

SEGMENT DATA

(in millions)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Excess & Surplus Lines:
Gross Premiums Written	$99.9	$84.2	$384.5	$257.9
Net Premiums Written	74.1	73.8	301.3	219.3
Premiums Earned	76.7	52.8	286.6	152.3
Underwriting Income	6.5	3.6	25.6	8.1
Net Investment Income	4.0	2.9	15.5	10.4

Operating Income Before Taxes	$10.5	$6.5	$41.1	$18.5

GAAP Combined Ratio	91.6%	93.1%	91.1%	94.7%

Risk Management:
Gross Premiums Written	$46.1	$40.2	$197.4	$201.9
Net Premiums Written	28.3	23.9	115.8	134.2
Premiums Earned	26.7	28.3	122.4	109.2
Underwriting Loss	(4.3)	(15.0)	(39.0)	(37.4)
Net Investment Income	6.5	7.3	27.3	31.4

Operating Income (Loss) Before Taxes	$2.2	$(7.7)	$(11.7)	$(6.0)

GAAP Combined Ratio	116.1%	153.0%	131.8%	134.2%

Specialty Commercial:
Gross Premiums Written	$34.1	$33.4	$143.9	$128.5
Net Premiums Written	29.2	27.8	124.1	111.0
Premiums Earned	30.7	27.6	120.8	105.4
Underwriting Income	1.8	0.3	0.6	0.3
Net Investment Income	2.5	2.7	9.6	10.2

Operating Income Before Taxes	$4.3	$3.0	$10.2	$10.5

GAAP Combined Ratio	94.2%	99.0%	99.5%	99.7%

Public Entity:
Gross Premiums Written	$14.6	$15.0	$62.5	$33.8
Net Premiums Written	11.6	9.6	51.3	19.5
Premiums Earned	11.6	4.8	33.0	11.5
Underwriting Income (Loss)	0.5	0.2	1.7	(0.3)
Net Investment Income	0.3	0.1	0.8	0.6

Operating Income Before Taxes	$0.8	$0.3	$2.5	$0.3

GAAP Combined Ratio	95.5%	96.2%	94.9%	102.3%